Exhibit 99.1

CAI International, Inc. Reports Results for the Fourth Quarter and Full Year of 2013

SAN FRANCISCO--(BUSINESS WIRE)--February 10, 2014--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the fourth quarter and full year of 2013.

Highlights

  CAI reported net income attributable to CAI common stockholders for the year ended December 31, 2013 of $63.9 million, an increase of 1% compared to 2012.
  CAI reported net income attributable to CAI common stockholders for the fourth quarter of 2013 of $15.6 million, a decrease of 10% compared to $17.4 million for the fourth quarter of 2012.
  CAI reported rental revenue for the fourth quarter of 2013 of $50.9 million, an increase of $5.9 million, or 13%, compared to the fourth quarter of 2012, and $0.2 million compared to the third quarter of 2013, the 15th consecutive quarter of record rental revenue.
  During the quarter CAI entered into a sale and lease back transaction with a customer for approximately 6,000 TEUs of containers.

Net income attributable to CAI common stockholders for the fourth quarter of 2013 decreased by 10% to $15.6 million (or $0.69 per fully diluted share), from $17.4 million (or $0.85 per fully diluted share) for the fourth quarter of 2012. Net income per share was impacted by a 10% increase in the number of fully diluted shares outstanding during the quarter, compared to the fourth quarter of 2012.

Net income attributable to CAI common stockholders for the year ended December 31, 2013 increased by 1% to $63.9 million (or $2.82 per fully diluted share) from $63.5 million (or $3.18 per fully diluted share) for the year ended December 31, 2012.

Total revenue for the fourth quarter of 2013 was $54.6 million, compared to $49.9 million for the fourth quarter of 2012, an increase of 9%. Rental revenue for the fourth quarter of 2013 was $50.9 million, compared to $44.9 million for the fourth quarter of 2012. The increase in rental revenue was primarily due to an increase in the average number of TEUs of owned containers on lease. Management fee revenue for the fourth quarter of 2013 was $1.8 million, compared to $2.4 million for the fourth quarter of 2012, reflecting the reduction in the size of the managed fleet as CAI has acquired a number of its previously managed portfolios during the last twelve months. Finance lease income for the fourth quarter of 2013 was $1.9 million, compared to $2.5 million in the fourth quarter of 2012, as a result of the reclassification of certain leases during the second quarter of 2013.

Total revenue for the year ended December 31, 2013 was $212.4 million, compared to $173.9 million for the year ended December 31, 2012, an increase of 22%. Rental revenue for the year ended December 31, 2013 was $196.6 million, compared to $153.0 million for the prior year, an increase of 29%. The increase in rental revenue was primarily due to an increase in the average number of TEUs of owned containers on lease. Management fee revenue for 2013 was $7.9 million, compared to $12.1 million for 2012, reflecting the continued reduction in the size of the managed fleet. There were no sales of container portfolios, and therefore no gain on sale, during 2013, compared to a gain on sale of $1.3 million in 2012. Finance lease income for 2013 was $7.9 million, compared to $7.6 million in the prior year.

Victor Garcia, Chief Executive Officer of CAI, commented, “We are pleased with the results of our company during 2013, particularly given the challenging market conditions. We continue to see growth in rental revenue, however this growth was impacted in the second half of the year when we did not experience the traditional peak season demand normally seen during the third quarter. Our overall utilization (on a CEU basis) decreased slightly, from 93% in the third quarter to 92% in the fourth quarter, reflecting the normal seasonal slowdown in demand towards the end of the year. The decline in utilization, however, was less than we would typically expect, which we believe reflects the continued relatively tight supply and demand for containers. Utilization during the month of January was effectively unchanged from December at 91.3%. The units being returned are largely older units that are eligible and targeted for sale. Pricing during the quarter remained aggressive but inventory levels at the factories have declined significantly from approximately 1 million TEUs during April and May of last year to approximately 600,000 TEUs at the end of the year. We believe that the current lower level of inventory has resulted in some recent increases in per diem rates. We have also experienced significantly stronger demand for new equipment in January of this year as compared to January of last year, which we view very positively. In January 2013, customers booked equipment but did not pick up units for several months. This January, however, customers have booked equipment and picked up the units in the same month. Demand was particularly strong in the southern China ports, which we believe tend to be more driven by export cargoes.”

Mr. Garcia continued, “Our net income this quarter was $15.6 million, an increase from the prior quarter, but a reduction of 10% compared to last year. Storage costs were higher compared to the same quarter a year ago, reflecting the larger fleet we operate and the lower utilization rate. Gain on sale of equipment was also lower this quarter compared to the same period last year, due largely to an increase in the average book value of equipment sold. We have already begun implementing several initiatives, including hiring additional marketing staff, that over the coming quarters are expected to further increase our sales volume, reduce our depot inventory in low demand areas, and improve our overall utilization. In the fourth quarter we increased sales of equipment from our owned fleet by 79% on a TEU basis as compared to the third quarter of 2013. Our results this quarter were also impacted by the inclusion of the minority interest associated with our Japanese subsidiary, CAIJ, but benefited from lower employee related costs.”

Mr. Garcia concluded, “This coming year will mark our 25th anniversary as a company. When our company was formed in 1989, it had a belief that strong relationships and attention to customer needs would drive growth and opportunity. That belief holds true today. As we look forward into 2014, we are optimistic about the prospects for our company. We believe that demand for containers will increase this year as world economies improve their rate of economic and trade growth. Factory inventories are lower than at the beginning of the last two years and we believe shipping companies will continue to look at leasing for a significant percentage of their needs. Factories, which we expect to be on an extended Chinese New Year holiday for the entire month of February, are currently quoting some higher container prices compared to the fourth quarter of 2013. We believe this will encourage some shipping lines to consider leasing before equipment prices increase further. The month of January has seen an improvement in factory lease out activity and we will be focused on whether that increased demand will follow through to the rest of the year. As I mentioned, we are also very focused on maximizing the return on the assets we currently own by among other things, adding key marketing staff, optimizing the repositioning of equipment, and increasing the volume of sales to improve overall utilization.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	December 31,	December 31,
	2013	2012
Assets
Current assets
Cash	$45,741	$17,671
Accounts receivable (owned fleet), net of allowance for doubtful accounts
of $503 and $794 at December 31, 2013 and 2012, respectively	41,226	32,627
Accounts receivable (managed fleet)	10,646	19,131
Current portion of direct finance leases	12,998	10,625
Prepaid expenses	14,803	11,952
Deferred tax assets	311	2,189
Other current assets	5,242	919
Total current assets	130,967	95,114
Restricted cash	9,253	4,376
Rental equipment, net of accumulated depreciation of $210,165 and
$147,654 at December 31, 2013 and 2012, respectively	1,465,092	1,210,234
Net investment in direct finance leases	68,210	74,929
Furniture, fixtures and equipment, net of accumulated depreciation of
$1,697 and $1,254 at December 31, 2013 and 2012, respectively	1,390	1,847
Intangible assets, net of accumulated amortization of $8,288 and $7,447
at December 31, 2013 and 2012, respectively	677	1,441
Total assets	$1,675,589	$1,387,941

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,002	$5,985
Accrued expenses and other current liabilities	6,082	8,465
Due to container investors	14,815	18,589
Unearned revenue	6,862	7,893
Current portion of debt	74,080	61,044
Current portion of capital lease obligations	1,921	2,242
Rental equipment payable	45,181	2,561
Total current liabilities	156,943	106,779
Debt	1,058,628	888,990
Deferred income tax liability	41,378	40,051
Capital lease obligations	3,366	5,084
Income taxes payable	148	192
Total liabilities	1,260,463	1,041,096

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding
22,240,673 and 22,052,529 shares at December 31, 2013 and 2012, respectively	2	2
Additional paid-in capital	184,263	181,063
Accumulated other comprehensive loss	(2,356)	(2,917)
Retained earnings	232,623	168,697
Total CAI stockholders' equity	414,532	346,845
Non-controlling interest	594	-
Total stockholders' equity	415,126	346,845
Total liabilities and stockholders' equity	$1,675,589	$1,387,941

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue
Rental revenue	$50,870	$44,921	$196,591	$152,982
Management fee revenue	1,839	2,395	7,866	12,094
Gain on sale of container portfolios	-	-	-	1,256
Finance lease income	1,852	2,538	7,948	7,593
Total revenue	54,561	49,854	212,405	173,925

Operating expenses
Depreciation of rental equipment	18,102	14,146	67,109	48,352
Amortization of intangible assets	99	226	780	902
Gain on disposition of used rental equipment	(1,534)	(3,634)	(7,356)	(12,445)
Storage, handling and other expenses	5,646	3,437	19,257	9,402
Marketing, general and administrative expenses	5,574	6,048	23,848	24,658
(Gain) loss on foreign exchange	(117)	45	82	170
Total operating expenses	27,770	20,268	103,720	71,039

Operating income	26,791	29,586	108,685	102,886

Interest expense	9,100	9,361	36,005	28,796
Write-off of deferred financing costs	-	-	1,108	-
Interest income	(1)	(1)	(5)	(9)
Net interest expense	9,099	9,360	37,108	28,787

Net income before income taxes and non-controlling interest	17,692	20,226	71,577	74,099
Income tax expense	1,507	2,815	7,057	9,818

Net income	16,185	17,411	64,520	64,281
Net income attributable to non-controlling interest	(594)	-	(594)	(816)
Net income attributable to CAI common stockholders	$15,591	$17,411	$63,926	$63,465

Net income per share attributable to
CAI common stockholders
Basic	$0.70	$0.87	$2.89	$3.26
Diluted	$0.69	$0.85	$2.82	$3.18

Weighted average shares outstanding
Basic	22,212	20,090	22,157	19,495
Diluted	22,664	20,581	22,672	19,945

CAI International, Inc.
Fleet Data
(UNAUDITED)

					As of December 31,
					2013	2012

Owned container fleet in TEUs					860,729	704,417
Managed container fleet in TEUs					283,725	359,133
Total container fleet in TEUs					1,144,454	1,063,550

Owned container fleet in CEUs					903,713	745,966
Managed container fleet in CEUs					262,071	331,017
Total container fleet in CEUs					1,165,784	1,076,983

Owned railcar fleet in units					1,804	1,456

	Three Months Ended		Three Months Ended		Year Ended
	September 30,		December 31,		December 31,
	2013	2012	2013	2012	2013	2012
Average Utilization
Container Fleet Utilization in TEUs	92.0%	94.8%	90.8%	93.4%	91.8%	94.2%
Container Fleet Utilization in CEUs	92.8%	95.4%	91.7%	94.0%	92.7%	94.7%

					As of December 31,
					2013	2012
Period Ending Utilization
Container Fleet Utilization in TEUs					90.3%	92.7%
Container Fleet Utilization in CEUs					91.3%	93.4%

Utilization is computed by dividing total units on lease, in CEUs (cost equivalent units) or TEUs (twenty foot equivalent units), by the total units in our fleet, in CEUs or TEUs, excluding new units not yet leased and off-hire units designated for sale. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Conference Call

A conference call to discuss the financial results for the fourth quarter of 2013 will be held on Monday, February 10, 2014 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q4 2013 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of December 31, 2013, the company operated a worldwide fleet of approximately 1,144,000 TEUs of containers through 16 offices located in 12 countries including the United States. CAI also owns a fleet of railcars, which it leases within North America.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com